Exhibit 5

HIGHLY CONFIDENTIAL AND PROPRIETARY

September 30, 2019

Antara Capital, L.P.

500 Fifth Avenue, Suite 2320

New York, NY 10110

Attention: Lance Kravitz, Chief Compliance Officer

Dear Mr. Kravitz:

USA Technologies, Inc. (the “Company”) understands that Antara Capital, L.P. (“you” or “your”) has requested information regarding the Company for the purposes of evaluating a possible transaction between the Company and you, including a strategic investment in the Company (a “Transaction”). It is understood and agreed that this agreement does not obligate the Company to enter into any Transaction or any agreement relating to a Transaction. To induce the Company to furnish information to you, you hereby agree as follows:

1. As used herein:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means any Person that (i) directly or indirectly controls you, (ii) directly or indirectly is controlled by you or (iii) is under direct or indirect common control with you;

“Information” means any information regarding the Company or any of its Affiliates or their respective assets or businesses which is furnished to you, directly or indirectly, by the Company or its Representatives, whether in writing, orally, electronically, or by any other medium, and all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto;

“Person” means any corporation, partnership, group, individual or other entity, the media and any government or political subdivision, agency or instrumentality of the government;

“Representatives” means attorneys, accountants, consultants, agents, financial advisors, financing sources and any other advisors retained by the Company or you, as the case may be; and

“Restricted Period” means the one-year period commencing on the date hereof.

HIGHLY CONFIDENTIAL AND PROPRIETARY

2. All Information will be kept confidential by you, except that you may disclose or make available Information to your directors, officers and employees and to your Representatives for the exclusive purpose of assisting you in the evaluation and consummation of a possible Transaction, all of whom shall be specifically informed by you of the confidential character of such Information and that by receiving the Information they are agreeing to be bound by the terms of this letter agreement relating to the confidential treatment of such Information. You will not use, or permit any of your Representatives to use, any of the Information for any purpose whatsoever other than the evaluation and consummation of a possible Transaction. You shall take reasonable measures to protect the confidentiality of and avoid disclosure of and unauthorized use of the Information, and take at least those measures that you take to protect your own confidential information of a similar nature, but in no case less than reasonable care. You shall be responsible for any breach of this letter agreement by any of your Representatives.

3. You hereby acknowledge that you are aware (and that prior to the disclosure of any Information to any Person pursuant to paragraph 2 such person will be advised) that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

4. Unless specifically requested or consented to in writing in advance by the Company’s Board of Directors, you will not at any time during the Restricted Period (and you will not at any time during the Restricted Period assist or encourage others to):

(a) acquire or agree, offer, seek or propose to acquire (or directly or indirectly request permission to do so), directly or indirectly, alone or in concert with any other Person, by purchase or otherwise, any ownership, including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Act, of any assets, businesses or securities of the Company or any subsidiary thereof, or any rights or options to acquire such ownership (including from any third party);

(b) solicit proxies (as such terms are defined in Rule 14a-1 under the Act), whether or not such solicitation is exempt under Rule 14a-2 under the Act, with respect to any matter from holders of any shares of common stock of the Company (“Stock”) or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of Stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(1)(2)(iv) under the Act;

(c) initiate, or induce or attempt to induce any other Person, entity or group (as defined in Section 13(d)(3) of the Act) to initiate, any shareholder proposal or tender offer for any securities of the Company or any subsidiary thereof or the convening of a shareholders’ meeting of the Company or any subsidiary thereof;

HIGHLY CONFIDENTIAL AND PROPRIETARY

(d) otherwise seek or propose (or request permission to propose) to influence or control the management or policies of the Company or any subsidiary thereof;

(e) enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any matter described in the foregoing subparagraphs (a) through (d);

(f) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph 4; or

(g) take any action inconsistent with any of the foregoing subparagraphs (a) through (f).

5. Except with the prior written approval of the Company, you will not disclose, and you will not permit your Representatives to disclose, to any Person other than the Persons described in Paragraph 2, the fact that you are engaged in discussions with the Company regarding a possible Transaction, the subject matter or status of any such discussions, the fact that the Information has been made available to you or that you have inspected any portion of the Information, the fact that you are subject to any of the restrictions described in Paragraph 4, or the existence of this agreement.

6. In the event that you or any of your Representatives are requested or required by applicable law, regulation, governmental entity or judicial or administrative proceeding or other legal process (collectively, a “Proceeding”) to disclose any Information received by you or any matter subject to paragraph 5, you will, to the extent permitted by applicable law, give the Company notice as soon as possible of such request so that the Company may seek, at the Company’s expense, an appropriate protective order. If, in the absence of a protective order, you or your Representatives are nonetheless on the advice of counsel legally compelled to disclose any such Information or matter, you or your Representative may disclose such Information or matter without liability hereunder, provided that (i) you disclose in such Proceeding only that portion of the Information which such counsel advises you is legally required to be disclosed and (ii) you exercise your reasonable best efforts to preserve the confidentiality of the Information, including, without limitation, by cooperating with the Company to obtain, at the Company’s expense, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information in such Proceeding.

7. The restrictions with respect to Information set forth in paragraph 2 shall not apply to any Information which you demonstrate (i) is on the date hereof or hereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by you or your Representatives in breach of this Agreement, (ii) was available to you on a nonconfidential basis prior to its disclosure to you by the Company or its Representatives or becomes available to you on a nonconfidential basis, in each case from a source other than the Company or its Representatives, which source, to your knowledge, was not itself bound by a confidentiality agreement with the Company or its Representatives, or any other contractual, legal or fiduciary obligation to the Company, in each case with respect to such Information or (iii) is or was independently developed by you without use of or reference to any Information.

HIGHLY CONFIDENTIAL AND PROPRIETARY

8. The Company makes no representation or warranty as to the accuracy or completeness of the Information provided to you. Except in the case of fraud, neither the Company nor any of its Representatives shall have any liability resulting from the use of the Information by you or any of your Representatives. Only those representations or warranties which are made in a final definitive agreement regarding the possible Transaction when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

9. Unless and until a final definitive agreement regarding a Transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein.

10. You acknowledge and agree that the Information is, and at all times shall remain, the sole and exclusive property of the Company. You also acknowledge and agree that the Company may at any time terminate your access to the Information. At any time upon the written request of the Company for any reason you will promptly redeliver to the Company or destroy, at your choosing, all copies of documents containing Information and will promptly destroy all memoranda, notes and other writings prepared by you or by any Person referred to in paragraph 2 based on such Information; provided, however, that you and your Representatives may retain such copies as are required to be retained by applicable law or bona fide records retention policies and shall not be required to delete information from routine backup or archival systems. Notwithstanding the return or destruction of the Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

11. During the Restricted Period, you will not (and will not assist or encourage others to) solicit, hire, or retain the services, as employee, consultant or otherwise, of any employee of the Company, provided, however, that the above restriction shall not be deemed to preclude general solicitations of employment (including general advertising via executive recruiters, periodicals, the Internet and other media) not specifically directed towards employees of the Company or the hiring of any employees of the Company that respond to such general solicitations.

12. You acknowledge that irreparable damage may occur to the Company in the event any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States of America or any state thereof, in addition to any remedy to which the Company may be entitled at law or in equity.

HIGHLY CONFIDENTIAL AND PROPRIETARY

13. If any term or provision of this letter agreement or any application hereof shall be invalid or unenforceable, the remainder of this agreement and any other application of such term or provision shall not be affected thereby. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. In the event of litigation relating to this letter agreement, the non-prevailing party shall be liable for and pay to the prevailing party the reasonable legal fees and expenses incurred in connection with such litigation, including any appeal, in addition to any other remedies to which the prevailing party may be entitled as determined by a court of competent jurisdiction.

14. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered (including by electronic means or by PDF format) shall be an original, but such counterparts shall constitute one and the same instrument.

15. This agreement contains the entire understanding of the parties hereto with respect to the matters covered hereby and may be amended only by an agreement in writing executed by the Company and you.

16. This letter agreement shall be binding upon, inure to the benefit of and be enforceable by our respective successors and assigns; provided that you shall not assign this agreement in whole or in part without the prior written consent of the Company.

17. This letter agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflict of law provisions) of the Commonwealth of Pennsylvania.

18. This letter agreement shall terminate on the last day of the Restricted Period.

HIGHLY CONFIDENTIAL AND PROPRIETARY

If the foregoing correctly sets forth our agreement as to the matters set forth herein, please confirm our agreement by executing and returning a copy of this letter agreement to the undersigned.

Very truly yours,

USA Technologies, Inc.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert, Chief Executive Officer

Agreed and Accepted
As of date listed above:

Antara Capital, L.P.

By:	/s/ Lance Kravitz
Lance Kravitz, Chief Compliance Officer